Exhibit 99.1

The New America High Income Fund, Inc.
Results of 2024 Annual Meeting

Boston, Massachusetts, November 20, 2024 – The New America High Income Fund, Inc. (the “Fund”) (NYSE: HYB) announced today that shareholders of the Fund have approved a proposal to reorganize the Fund into the T. Rowe Price High Yield Fund (the “T. Rowe Price Fund”), a separate series of the T. Rowe Price High Yield Fund, Inc. (the "Reorganization").

The Reorganization is currently expected to become effective following the close of business of the New York Stock Exchange on Friday, February 21, 2025 (the "Closing Date"), subject to satisfaction of customary closing conditions. Upon the closing of the Reorganization, shareholders of the Fund will become holders of Investor Class shares of the T. Rowe Price Fund. In order to facilitate the Reorganization, trading in shares of the Fund is expected to be halted prior to the Closing Date.

Shareholders of the Fund also approved the election of Joseph L. Bower, Stuart A. McFarland, Marguerite A. Piret, Luis M. Viceira and Ellen E. Terry.

About the Fund

The New America High Income Fund, Inc. is a diversified, closed-end management investment company with a leveraged capital structure. The Fund’s investment adviser is T. Rowe Price Associates, Inc. (“T. Rowe Price”). As of September 30, 2024, T. Rowe Price and its affiliates managed approximately $1.63 trillion of assets, including approximately $20 billion of “high yield: investments. T. Rowe Price has provided investment advisory services to investment companies since 1937.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund or the T. Rowe Price Fund. Additional information about the Fund and the T. Rowe Price Fund, including performance and portfolio characteristic information, is available at www.newamerica-hyb.com or www.troweprice.com, respectively.

Statements in this press release that are not historical facts may be forward-looking statements, as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that may be beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.